EXHIBIT 1

JOINT FILING INFORMATION

In addition to Clal Industries and Investments Ltd., the designated filer, the following are names and address of the other reporting persons:

1. Israel Infinity Venture Capital (Corporate General Partner) Ltd. is a Cayman Island corporation ("Infinity I GP"), with its principal office at the Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

2. Infinity I Annex Fund (General Partner) Ltd. is an Israeli company ("Infinity Annex GP"), with its principal office at the Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

3. FBR Infinity II Venture Partners Ltd. is a Bermuda company ("Infinity II GP"), with its principal office at the Triangular Tower, 42nd Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

4. IDB Holding Corporation Ltd. is an Israeli public company ("IDB Holding"), with its principal office at the Triangular Tower, 44th floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

5. IDB Development Corporation Ltd. is an Israeli public company ("IDB Development"), with its principal office at the Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.

6. Mr. Nochi Dankner, whose address is the Triangular Tower, 44th Floor, 3 Azrieli Center, Tel Aviv 67023, Israel.*

7. Mrs. Shelly Bergman, whose address is 9, Hamishmar Ha'Ezrachi Street, Afeka, Tel-Aviv, Israel.*

8. Mrs. Ruth Manor, whose address is 26 Hagderot Street, Savion, Israel.*

9. Mr. Avraham Livnat, whose address is 1 Taavura Junction, Ramle, Israel.*

* By reason of the control of IDB Holding by Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat, and the relations among them, they may each be deemed beneficial owner of, and to share the power to vote and dispose of, securities owned beneficially by IDB Holding.